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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                             OF ELOYALTY CORPORATION

                                   ----------

                    Adopted in accordance with the provisions
                   of Section 242 of the General Corporation
                          Law of the State of Delaware

      The undersigned, being the President and Chief Executive Officer of eLoyalty Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify:

      1. That Article IV, paragraph (A) of the Certificate of Incorporation of the Corporation, as amended, is hereby amended to read in its entirety as follows:

            "(A) Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 90,000,000, consisting of 50,000,000 shares of common stock, with a par value of $.01 per share ("Common Stock"), and 40,000,000 shares of preferred stock, with a par value of $.01 per share ("Preferred Stock")."

      2. That Article IV of the Certificate of Incorporation of the Corporation, as amended, is hereby amended to add the following text as paragraph (F) of
Article IV:

            "(F) Upon the Certificate of Amendment to the Certificate of Incorporation of the Corporation which adds this paragraph (F) becoming effective in accordance with the General Corporation Law of the State of Delaware (the "Effective Time"), each ten (10) shares of common stock, par value $.01 per share, of the Corporation issued immediately prior to the Effective Time (the "Old Common Stock") shall be automatically reclassified as and converted into one (1) share of Common Stock (the "Reverse Stock Split"). Notwithstanding the immediately preceding sentence, no fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. In lieu thereof, upon surrender after the Effective Time to the Corporation of a certificate formerly representing shares of Old Common Stock, the Corporation shall pay to the holder of the certificate an amount in cash (without interest) equal to the product obtained by multiplying (a) the fraction of a share of Common Stock to which such
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            holder (after taking into account all shares of Old Common Stock held immediately prior to the Effective Time by such holder) would otherwise be entitled to, by (b) the average of the closing sale prices of Old Common Stock (as adjusted to reflect the Reverse Stock Split) for the 20 trading days ending on the date which is the day before the date on which the Effective Time occurs, as officially reported by the Nasdaq National Market. If such price or prices are not available, the fractional shares payment will be based on the average of the last bid and asked prices for the Old Common Stock (as adjusted to reflect the Reverse Stock Split) for such days, in each case as officially reported by the Nasdaq National Market, or other such process as determined by the Board of Directors. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock as provided herein), provided, however, that each person of record holding a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate to the Corporation, a new certificate evidencing and representing the number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified pursuant hereto."

      3. That the foregoing amendments of the Certificate of Incorporation of the Corporation have been duly adopted in accordance with Section 242 of the GCL.

      4. This Certificate of Amendment, and the amendments effected hereby, shall become effective at 7:59 a.m., Eastern Standard Time, on December 19, 2001. IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed this 18th day of December, 2001.


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                                    eLOYALTY CORPORATION


                                    By: /s/ Kelly D. Conway
                                       -----------------------------------------
                                    Name: Kelly D. Conway
                                    Title: President and Chief Executive Officer


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